Exhibit 99.1

Align Technology Announces Second Quarter 2020 Results

Align Technology	Zeno Group
Madelyn Homick	Sarah Johnson
(408) 470-1180	(828) 551-4201
mhomick@aligntech.com	sarah.johnson@zenogroup.com

ALIGN TECHNOLOGY ANNOUNCES SECOND QUARTER 2020 FINANCIAL RESULTS

1 Millionth Invisalign Patient Milestone in APAC - Tokyo, Japan

●	Q2 total revenues of $352.3 million, compared to $600.7 million in Q2’19
●	Q2 GAAP net loss per diluted share of $(0.52), Q2 non-GAAP net loss per diluted share of $(0.35)
●	Q2 Invisalign volume of 221.9 thousand cases, compared to 377.1 thousand cases in Q2’19
●	Q2 Invisalign cases for teenage patients was 31.8% of total volumes at 70.6 thousand cases, compared to 27.5% of total volumes at 103.7 thousand cases in Q2’19
●	Q2 Imaging Systems and CAD/CAM Services revenues of $54.0 million, compared to $104.0 million in Q2’19

SAN JOSE, Calif., July 22, 2020 -- Align Technology, Inc. (Nasdaq: ALGN) today reported financial results for the second quarter of 2020 (“Q2’20”). Q2’20 total revenues were $352.3 million, down 41.3% year-over-year. Q2’20 Clear Aligner revenues were $298.3 million, down 39.9% year-over-year and Q2’20 Imaging Systems and CAD/CAM Services (formerly Scanner and Services) revenues were $54.0 million, down 48.1% year-over-year. Q2’20 Invisalign volume was 221.9 thousand cases, down 41.2% year-over-year. For the Americas and International regions, Q2’20 Invisalign volume was down 52.2% and down 27.1% year-over-year, respectively. Q2’20 Invisalign volume for teenage patients was 70.6 thousand cases, down 31.9% year-over-year. We had an operating loss of $73.0 million in Q2’20, down 141.4% year-over-year from an operating profit of $176.5M, resulting in a Q2’20 operating margin of (20.7)%. Q2’20 GAAP net loss was $40.6 million, or $(0.52) per diluted share. On a non-GAAP basis, Q2’20 net loss was $27.6 million, or $(0.35) per diluted share.

On April 1, 2020, we acquired privately held exocad Global Holdings GmbH (exocad) for a cash purchase price of $430 million. In recognition of the acquisition, as of Q2’20, we have renamed the Scanner and Services segment to Imaging Systems & CAD/CAM Services (ISCCS) or “Systems and Services.”

Commenting on Align’s Q2’20 results, Align Technology President and CEO Joe Hogan said, “I’m pleased to report Q2 results and continued progress across all regions and customer channels that reflect our COVID-19 recovery efforts and those of our customers. Practices across every region have reopened and are seeing patients, and many of those practices are embracing digital treatment in new ways and more purposefully than ever before. In particular, Invisalign providers are using the virtual tools we expedited over the last few months to minimize in-office appointments and deliver doctor-directed, personalized treatment that meets the needs of the moment – trusted, safe, convenient, and reflecting digital adoption. We have received consistently positive reactions and feedback from doctors in support of our efforts over the last few months. While it is too early to know for sure how extensive and sustainable the digital transition will be, interest in digital solutions is building, even among doctors who were not early adopters or advocates prior to the pandemic. This positive feedback and momentum is not just around Invisalign treatment – it includes digital workflow around iTero scanners and general dentistry. Doctors are telling us that the iTero imaging system is central to their practice and to their practice workflows, and it is key to driving digital treatment.”

Align Technology Announces Second Quarter 2020 Results

Continued Hogan, “We’re also pleased to announce that during the quarter we reached another major milestone with our 1 millionth Invisalign patient in APAC, an adult patient from Tokyo, Japan. Ms. Ayuma Saito, an athlete in modern pentathlon and fencing, is being treated by Dr. Koji Yokoya, Head Director at Aoyama Gaien Orthodontics Dental Offices, who is a certified orthodontist of the Japanese Orthodontic Society, Doctor of Medical Dentistry.”

Financial Summary - Second Quarter Fiscal 2020

	Q2’20	Q1’20	Q2’19

Invisalign Case Shipments [1]	221,880	359,440	377,145
GAAP
Net Revenues	$352.3M	$551.0M	$600.7M
Clear Aligner [2]	$298.3M	$481.6M	$496.7M
Imaging Systems & CAD/CAM Services	$54.0M	$69.4M	$104.0M
Net Profit (Loss)	$(40.6)M	$1,518.1M	$147.1M
Diluted EPS	$(0.52)	$19.21	$1.83
Non-GAAP
Net Profit (Loss)	$(27.6)M	$57.9M	$120.0M
Diluted EPS	$(0.35)	$0.73	$1.49

1Invisalign shipments do not include SmileDirectClub (“SDC“) aligners.

2 Clear aligner revenues include Invisalign clear aligners and SDC aligners. The supply agreement with SDC terminated December 31, 2019 and was not renewed.

As of June 30, 2020, Align had $404.4 million in cash and cash equivalents compared to $790.7 million as of March 31, 2020. Additionally, we have $100.0 million remaining available for repurchase of our common stock under our May 2018 Repurchase Program.

Align Technology Announces Second Quarter 2020 Results

Align Announcement Highlights:

Corporate
●	Entered into a $300.0 million, three-year unsecured revolving credit facility (“Credit Agreement”) with Citibank, N.A., (“Citibank”), Bank of America, N.A., and HSBC Bank USA, N.A., with Citibank also acting as administrative agent. The Credit Agreement replaces Align’s existing revolving credit facility with Wells Fargo Bank, National Association.
●	Closed the acquisition of privately held exocad, a global leader in the dental CAD/CAM software market that offers fully integrated workflows to dental labs and dental practices via a broad customer base of partners and resellers in over 150 countries. The acquisition of exocad broadens Align’s digital platform reach by adding technology that addresses restorative needs in an end-to-end digital platform workflow to facilitate ortho-restorative and comprehensive dentistry. The acquisition brings exocad’s expertise in restorative dentistry, implantology, guided surgery, and smile design to the Align technology portfolio.
●	Announced the 2 millionth Invisalign teen patient, reflecting accelerating adoption in the largest segment of the orthodontic market. The 2 millionth teen Invisalign patient, Kaitlynn Ratliff, is a student and athlete who started her Invisalign treatment in January 2020. She’s being treated by Dr. Tom Hartsock of Hartsock and Sword Orthodontics in Pikeville, Kentucky. Dr. Hartsock is an Invisalign provider who specializes in teen treatment with Invisalign aligners and with the iTero scanner.
●	Announced that an Administrative Law Judge (ALJ) with the United States International Trade Commission (ITC) issued an Initial Determination regarding her investigation of 3Shape A/S, 3Shape Trios A/S, and 3Shape Inc.’s (“3Shape”) infringement of Align’s patents. The ALJ determined that 3Shape infringes 7 of the 9 patent claims asserted by Align, found valid 6 of the 9 claims asserted by Align, and found a violation of Section 337 stemming from 3Shape’s infringement of 4 claims in 2 of Align’s asserted patents. The ALJ recommended an exclusion order and cease and desist order be entered against 3Shape’s unlawful importation.
●	Announced our partnership with MedTech Innovator Asia Pacific, the premier nonprofit startup accelerator in the medical technology industry. MedTech Innovator matches healthcare industry leaders with innovative medtech startups for mentorship and support. Support for the program underscores Align’s commitment to advancing health solutions and improving the lives of patients in the Asia Pacific Region.

Product

●	Introduced virtual solutions to connect doctors and existing Invisalign patients for continuity of care. Invisalign® Virtual Appointment and Invisalign® Virtual Care represent the next level in practice and care transformation, enabling doctors to manage a range of practice services even when they are not in the same physical location as their patients. Until recently, both solutions were in pilot phases, but their launch was accelerated to support doctors to manage their practices and continue patient care during the COVID-19 pandemic.

Align Technology Announces Second Quarter 2020 Results

●	Introduced the latest version of Align’s proprietary ClinCheck® treatment planning software at the Invisalign Scientific Symposium on May 15, 2020, a fully digital event for Invisalign-trained orthodontists. ClinCheck software provides doctors with a 3D model of planned tooth movements throughout the Invisalign treatment. ClinCheck Pro 6.0 moves Invisalign digital treatment planning to the cloud, making its robust ClinCheck treatment planning tools and features available to doctors anytime, anywhere, on any laptop, personal computer or tablet. The release included the new ClinCheck “In-Face” Visualization tool, an enhanced doctor-facing digital clinical tool that combines a photo of the patient’s face with their 3D Invisalign treatment plan, creating a personalized view of how their new smile could look.
●	Announced that the iTero Element 5D Imaging System was awarded “Best New Technology Solution for Dentistry” from MedTech Breakthrough, an independent market intelligence organization that recognizes the top technology product companies in the global health and medical technology market. The iTero Element 5D, the latest innovation in the iTero product portfolio, is the first integrated dental imaging system that simultaneously records 3D intra-oral optical impressions, 2D color images, and Near Infrared images (NIRI).

Business Outlook

Due to the uncertain scope and duration of the pandemic, and uncertain timing of the global recovery and economic normalization, we cannot at this time reasonably estimate the future impact on our operations and financial results. Accordingly, we are not providing guidance for the third quarter of fiscal year 2020.

Align Web Cast and Conference Call

Align will host a conference call today, July 22, 2020 at 4:30 p.m. ET, 1:30 p.m. PT, to review its second quarter 2020 results, discuss future operating trends and the business outlook. The conference call will also be web cast live via the Internet. To access the webcast, go to the “Events & Presentations” section under Company Information on Align’s Investor Relations web site at http://investor.aligntech.com. To access the conference call, please dial 201-689-8261. An archived audio web cast will be available beginning approximately one hour after the call's conclusion and will remain available for approximately one month. Additionally, a telephonic replay of the call can be accessed by dialing 877-660-6853 with conference number 13705887 followed by #. For international callers, please dial 201-612-7415 and use the same conference number referenced above. The telephonic replay will be available through 5:30 p.m. ET on August 5, 2020.

About Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we may provide investors with certain non-GAAP financial measures including, non-GAAP gross profit, gross margin, operating expenses, income (loss) from operations, operating margin, interest income and other income (expense), net, provision for (benefit from) income taxes, effective tax rate, net income (loss) and diluted net income (loss) per share, which exclude certain items that may not be indicative of our fundamental operating performance including discrete cash and non-cash charges or gains that are included in the most directly comparable GAAP measure. Non-GAAP measures will exclude the effects of stock-based compensation, amortization of acquired intangibles, non-cash deferred tax assets and associated amortization related to intra-entity transfer of non-inventory assets, acquisition related costs, impairments and other (gains) charges, and litigation settlement gains, and, if applicable, any associated tax impacts.

Align Technology Announces Second Quarter 2020 Results

We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our recurring core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal evaluation of period-to-period comparisons. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they will be provided to and used by our institutional investors and the analyst community to help them analyze the performance of our business.

There are limitations to using non-GAAP financial measures, though, because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures. We compensate for these limitations by analyzing current and future results on a GAAP as well as a non-GAAP basis and also by providing GAAP measures in our public disclosures. The presentation of non-GAAP financial information is meant to be considered in addition to, not as a substitute for or in isolation from, the directly comparable financial measures prepared in accordance with GAAP. We urge investors to review the reconciliation of our GAAP financial measures to the comparable Non-GAAP financial measures included in this presentation, and not to rely on any single financial measure to evaluate our business. For more information on these non-GAAP financial measures, please see the table captioned "Unaudited GAAP to Non-GAAP Reconciliation."

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® system, the most advanced clear aligner system in the world, iTero® intraoral scanners and services, and exocad CAD/CAM software. Align has helped treat over 8 million patients with the Invisalign system and is driving the evolution in digital dentistry with the iTero intraoral scanner and exocad CAD/CAM software − modernizing today’s practices by enabling enhanced digital orthodontic and restorative workflows to improve patient outcomes and practice efficiencies. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com. For additional information about exocad dental CAD/CAM offerings and a list of exocad reseller partners, please visit www.exocad.com.

Forward-Looking Statements

This news release, including the tables below, contains forward-looking statements, including quotations from management regarding the COVID-19 pandemic, its impact on our business and results of operations, our beliefs regarding our recovery and recovery efforts, our expectations for digital adoption in dentistry and the potential impact of our products in the transition, and future progress, our expectations regarding the acquisition of exocad and its expected impact, and our expectations for our new product releases. Forward-looking statements contained in this news release and the tables below relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement.

Factors that might cause such a difference include, but are not limited to:

•	the impact of the COVID-19 pandemic on the health and safety of our employees, customers, patients, and our suppliers as well as the physical and economic impacts of the various recommendations, orders and protocols issued by local and national governmental agencies in light of the evolving situation, including any reimplementation of preventative measures;

Align Technology Announces Second Quarter 2020 Results

•	the ability to (i) realize expected benefits in connection with the acquisition of exocad within the expected timeframes or at all, (ii) timely, cost-efficiently and effectively integrate exocad’s business without adversely impacting operations of either Align or exocad, and (iii) avoid or mitigate uncertainties or liabilities in connection with the acquisition or its impacts on the value of our stock;
•	difficulties predicting customer and consumer purchasing behavior and changes in consumer spending habits as a result of, among other things, prevailing economic conditions, levels of employment, salaries and wages and consumer confidence;
•	expectations regarding the continued growth or declines of our domestic and/or international markets;
•	increasing competition from existing and new competitors;
•	rapidly evolving and groundbreaking advances that are fundamentally changing the dental industry and the way new and existing participants market and provide products and services to consumers;
•	the ability to protect our intellectual property rights;
•	continued compliance with regulatory requirements;
•	our expectations regarding sales of our intra-oral scanners domestically and internationally and our belief that technology features and functionality of the iTero scanners and exocad technology will increase adoption of Invisalign and increase sales of our intra-oral scanners;
•	the willingness and ability of our customers to maintain and/or increase product utilization in sufficient numbers;
•	the possibility that the development and release of new products or enhancements to existing products do not proceed in accordance with the anticipated timeline or may themselves contain bugs or errors requiring remediation and that the market for the sale of these new or enhanced products may not develop as expected;
•	a tougher consumer demand environment in China generally, especially for manufacturers and service providers whose headquarters or primarily operations are not based in China;
•	the risks relating to our ability to sustain or increase profitability or revenue growth in future periods (or minimize declines) while controlling expenses;
•	the impact of excess or constrained capacity at our manufacturing and treat operations facilities and pressure on our internal systems and personnel;
•	the compromise of customer and/or patient data for any reason;
•	the timing of case submissions from our doctors within a quarter as well as an increased manufacturing costs per case;
•	foreign operational, political and other risks relating to our international manufacturing operations; and
•	the loss of key personnel or work stoppages.

The foregoing and other risks are detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the Securities and Exchange Commission (SEC) on February 28, 2020 and its latest Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which was filed with the SEC on May 5, 2020. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Align Technology Announces Second Quarter 2020 Results

ALIGN TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Six Month Ended June 30,
	2020	2019	2020	2019

Net revenues	$352,314	$600,697	$903,277	$1,149,668

Cost of net revenues	127,986	168,408	284,593	315,283

Gross profit	224,328	432,289	618,684	834,385

Operating expenses:
Selling, general and administrative	256,967	267,948	539,873	515,058
Research and development	40,361	38,851	81,893	76,354
Impairments and other charges	-	-	-	29,782
Litigation settlement gain	-	(51,000)	-	(51,000)
Total operating expenses	297,328	255,799	621,766	570,194

Income (loss) from operations	(73,000)	176,490	(3,082)	264,191

Interest income and other income (expense), net:
Interest income	473	3,465	2,459	6,098
Other income (expense), net	(966)	13,892	(19,515)	8,146
Total interest income and other income (expense), net	(493)	17,357	(17,056)	14,244

Net income (loss) before provision for (benefit from) income taxes and equity in losses of investee	(73,493)	193,847	(20,138)	278,435

Provision for (benefit from) income taxes	(32,891)	43,121	(1,497,667)	51,917
Equity in losses of investee, net of tax	-	3,584	-	7,528

Net income (loss)	$(40,602)	$147,142	$1,477,529	$218,990

Net income (loss) per share:
Basic	$(0.52)	$1.84	$18.78	$2.74
Diluted	$(0.52)	$1.83	$18.70	$2.71

Shares used in computing net income (loss) per share:
Basic	78,769	79,943	78,681	79,901
Diluted	78,769	80,590	79,016	80,665

Align Technology Announces Second Quarter 2020 Results

ALIGN TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2020	December 31, 2019
ASSETS

Current assets:
Cash and cash equivalents	$404,359	$550,425
Marketable securities, short-term	-	318,202
Accounts receivable, net	473,314	550,291
Inventories	131,276	112,051
Prepaid expenses and other current assets	140,295	102,450
Total current assets	1,149,244	1,633,419

Property, plant and equipment, net	668,951	631,730
Operating lease right-of-use assets, net	68,578	56,244
Goodwill and intangible assets, net	543,211	75,692
Deferred tax assets	1,568,293	64,007
Other assets	27,580	39,610

Total assets	$4,025,857	$2,500,702

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$94,987	$87,250
Accrued liabilities	244,774	319,958
Deferred revenues	601,831	563,762
Total current liabilities	941,592	970,970

Income tax payable	115,257	102,794
Operating lease liabilities	50,619	43,463
Other long-term liabilities	73,344	37,306
Total liabilities	1,180,812	1,154,533

Total stockholders' equity	2,845,045	1,346,169

Total liabilities and stockholders' equity	$4,025,857	$2,500,702

Align Technology Announces Second Quarter 2020 Results

ALIGN TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by operating activities	$69,684	$294,561

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities	(172,326)	(321,020)

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash used in financing activities	(36,376)	(188,381)
Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(7,172)	1,467
Net decrease in cash, cash equivalents, and restricted cash	(146,190)	(213,373)
Cash, cash equivalents, and restricted cash at beginning of the period	551,134	637,566
Cash, cash equivalents, and restricted cash at end of the period	$404,944	$424,193

Align Technology Announces Second Quarter 2020 Results

ALIGN TECHNOLOGY, INC.

INVISALIGN BUSINESS METRICS*

	Q1	Q2	Q3	Q4	Fiscal	Q1	Q2
	2019	2019	2019	2019	2019	2020	2020
Invisalign Average Selling Price (ASP):
Worldwide ASP	$1,245	$1,230	$1,260	$1,240	$1,245	$1,255	$1,255
International ASP	$1,330	$1,305	$1,330	$1,300	$1,315	$1,340	$1,285

Invisalign Cases Shipped by Geography:
Americas	202,935	211,360	215,355	225,925	855,575	213,505	100,995
International	146,260	165,785	170,005	187,790	669,840	145,935	120,885
Total Cases Shipped	349,195	377,145	385,360	413,715	1,525,415	359,440	221,880
YoY % growth	28.3%	24.6%	20.7%	23.9%	24.2%	2.9%	-41.2%
QoQ % growth	4.6%	8.0%	2.2%	7.4%		-13.1%	-38.3%

Number of Invisalign Doctors Cases Were Shipped To:
Americas	30,200	31,445	31,975	33,130	47,130	32,315	22,165
International	26,510	28,970	30,980	33,720	48,650	28,535	25,945
Total Doctors Cases Shipped To	56,710	60,415	62,955	66,850	95,780	60,850	48,110

Invisalign Doctor Utilization Rates**:
North America	7.0	7.0	7.0	7.2	19.4	6.9	4.8
North American Orthodontists	18.3	18.9	19.1	19.3	65.0	18.9	11.0
North American GP Dentists	3.6	3.6	3.5	3.8	9.5	3.6	2.5
International	5.5	5.7	5.5	5.6	13.8	5.1	4.7
Total Utilization Rates	6.2	6.2	6.1	6.2	15.9	5.9	4.6

Number of Invisalign Doctors Trained:
Americas	1,840	3,070	2,760	2,095	9,765	2,035	1,140
International	2,410	3,520	3,135	3,445	12,510	2,600	2,350
Total Doctors Trained Worldwide	4,250	6,590	5,895	5,540	22,275	4,635	3,490
Total to Date Worldwide	156,205	162,795	168,690	174,230	174,230	178,865	182,355

* Invisalign business metrics exclude SmileDirectClub aligners.
** # of cases shipped / # of doctors to whom cases were shipped. LATAM utilization rate is not separately disclosed, but included in the total utilization rates.

ALIGN TECHNOLOGY, INC.
STOCK-BASED COMPENSATION
(in thousands)

	Q1	Q2	Q3	Q4	Fiscal	Q1	Q2
	2019	2019	2019	2019	2019	2020	2020
Stock-based Compensation (SBC)
SBC included in Gross Profit	$1,112	$1,278	$1,354	$1,410	$5,154	$1,347	$891
SBC included in Operating Expenses	19,932	21,189	22,822	19,087	83,030	21,580	24,116
Total SBC	$21,044	$22,467	$24,176	$20,497	$88,184	$22,927	$25,007

Align Technology Announces Second Quarter 2020 Results

ALIGN TECHNOLOGY, INC.
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

GAAP gross profit	$224,328	$432,289	$618,684	$834,385
Stock-based compensation	891	1,278	2,238	2,390
Amortization of intangibles (1)	1,650	-	1,650	-
Non-GAAP gross profit	$226,869	$433,567	$622,572	$836,775

GAAP gross margin	63.7%	72.0%	68.5%	72.6%
Non-GAAP gross margin	64.4%	72.2%	68.9%	72.8%

GAAP income (loss) from operations	$(73,000)	$176,490	$(3,082)	$264,191
Stock-based compensation	25,007	22,467	47,934	43,511
Amortization of intangibles (1)	3,245	-	3,245	-
Acquisition related costs (2)	5,968	-	7,307	-
Impairments and other charges (3)	-	-	-	29,782
Litigation settlement gain (4)	-	(51,000)	-	(51,000)
Non-GAAP income (loss) from operations	$(38,780)	$147,957	$55,404	$286,484

GAAP operating margin	(20.7)%	29.4%	(0.3)%	23.0%
Non-GAAP operating margin	(11.0)%	24.6%	6.1%	24.9%

GAAP interest income and other income (expense), net	$(493)	$17,357	$(17,056)	$14,244
Acquisition related costs (2)	1,012	-	10,187	-
Non-GAAP interest income and other income (expense), net	$519	$17,357	$(6,869)	$14,244

GAAP net income (loss) before provision for (benefit from) income taxes and equity in losses of investee	$(73,493)	$193,847	$(20,138)	$278,435
Stock-based compensation	25,007	22,467	47,934	43,511
Amortization of intangibles (1)	3,245	-	3,245	-
Acquisition related costs (2)	6,980	-	17,494	-
Impairments and other charges (3)	-	-	-	29,782
Litigation settlement gain (4)	-	(51,000)	-	(51,000)
Non-GAAP net income (loss) before provision for (benefit from) income taxes and equity in losses of investee	$(38,261)	$165,314	$48,535	$300,728

GAAP provision for (benefit from) income taxes	$(32,891)	$43,121	$(1,497,667)	$51,917
Tax impact on non-GAAP adjustments	19,702	(1,356)	19,838	20,778
Tax related non-GAAP items	2,555	-	1,496,049	-
Non-GAAP provision for (benefit from) income taxes	$(10,634)	$41,765	$18,220	$72,695

GAAP effective tax rate	44.8%	22.2%	7,437.0%	18.6%
Non-GAAP effective tax rate	27.8%	25.3%	37.5%	24.2%

GAAP net income (loss)	$(40,602)	$147,142	$1,477,529	$218,990
Stock-based compensation	25,007	22,467	47,934	43,511
Amortization of intangibles (1)	3,245	-	3,245	-
Acquisition related costs (2)	6,980	-	17,494	-
Impairments and other charges (3)	-	-	-	29,782
Litigation settlement gain (4)	-	(51,000)	-	(51,000)
Tax impact on non-GAAP adjustments	(19,702)	1,356	(19,838)	(20,778)
Tax related non-GAAP items (5)	(2,555)	-	(1,496,049)	-
Non-GAAP net income (loss)	$(27,627)	$119,965	$30,315	$220,505

GAAP diluted net income (loss) per share	$(0.52)	$1.83	$18.70	$2.71
Non-GAAP diluted net income (loss) per share	$(0.35)	$1.49	$0.38	$2.73

Shares used in computing diluted net income (loss) per share	78,769	80,590	79,016	80,665

Notes:
(1) During the three months ended June 30, 2020, we recorded amortization of intangible assets related to our Q2'20 exocad acquisition.

(2) During the three and six months ended June 30, 2020, we recorded certain incremental expenses related to our Q2'20 exocad acquisition including third party advisory, legal, tax, accounting, banking, valuation, and other professional or consulting fees and foreign exchange losses related to a forward contract for the purchase commitment.

(3) During the six months ended June 30, 2019, we recorded $29.8 million of impairments and other charges as a result of closing our Invisalign Stores due to the arbitrator's decision regarding SDC including operating lease right-of-use asset impairments, store leasehold improvement and fixed asset impairments and employee severance and other charges.

(4) During the three and six months ended June 30, 2019, we recorded a $51.0 million gain from the settlement of the Straumann litigation.

(5) During the three months ended March 31, 2020, we recorded a one-time net tax benefit for the deferred tax asset and certain costs associated with the intra-entity transfer of certain intellectual property rights and assets to our Swiss subsidiary. During the three months ended June 30, 2020, we reversed the quarterly impact of the estimated annual 2020 tax benefit associated with amortization of the transferred intangibles.

Refer to "About Non-GAAP Financial Measures" section of press release.